UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported):	June 5, 2018

                      BorgWarner Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices, including zip code)

           (248) 754-9200
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(A) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2018, BorgWarner Inc. (the “Company”) announced that James R. Verrier, the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), has chosen to transition toward retirement.  Mr. Verrier will step down from those positions effective August 1, 2018 but will continue to serve as a non-officer employee of the Company, in a transition and advisory role, until his retirement from the Company on February 28, 2019.  The Board has elected Frederic Lissalde, the Company’s current Executive Vice President and Chief Operating Officer, to serve as the Company’s President and Chief Executive Officer, effective August 1, 2018, and has also appointed Mr. Lissalde as a member of the Board effective August 1, 2018, to serve until the date of the 2019 annual meeting of stockholders of the Company.  He will also serve on the Board’s Executive Committee.

Mr. Lissalde, 50, has held positions of increasingly significant responsibility during his 19 years with the Company. He has served in his current position since January 1, 2018.  Previously, he was president and general manager of Turbo Systems, the Company’s largest business, from 2013 through 2017.  Prior to that, he served as vice president and general manager of BorgWarner Transmissions Systems and vice president of global sales and marketing of BorgWarner Drivetrain Systems. He also served as managing director of several operations in Europe for BorgWarner Drivetrain Systems. Mr. Lissalde holds a Masters of Engineering degree from ENSAM – Ecole Nationale Superieure des Arts et Metiers – Paris and an MBA from HEC Paris.

In connection with the transition, the Company and Mr. Verrier entered into a Transition and Retirement Agreement (the “Verrier Agreement”).  Under the terms of the Verrier Agreement, the Company will employ Mr. Verrier in a non-officer advisory capacity through February 28, 2019 during which period he has agreed to be available to the Board of Directors and the President and Chief Executive Officer to help with the transition and to advise on certain matters. On February 28, 2019, Mr. Verrier will retire from the Company (the “Retirement Date”). The period from August 1, 2018 to the Retirement Date is the “Transition Period.” Mr. Verrier will remain subject to termination for cause during the Transition Period. Mr. Verrier has also agreed to certain non-compete and non-solicit provisions that extend for a period of two years following the Retirement Date. As required by law, Mr. Verrier has the right to revoke the Verrier Agreement for seven days from the date he entered into the agreement.

During the Transition Period, conditioned upon Mr. Verrier’s continued employment, he will (a) be paid a monthly salary of $71,429, (b) be eligible for a bonus under the Company’s Management Incentive Plan for 2018 that is pro rated based on his service as President and Chief Executive Officer through July 31, 2018, (c) not be eligible for further equity awards, (d) continue to vest in his existing equity awards, (e) receive reimbursement for reasonable expenses for international financial planning and advice and international tax preparation services through the Retirement Date and (f) remain eligible to participate in the Company’s benefit plans, subject to plan terms, and receive a perquisite allowance.  Assuming Mr. Verrier has complied with his obligations and executed a release as the Verrier Agreement contemplates, (i) at the end of the Transition Period, he will vest in his restricted stock that is still outstanding and unvested in a pro rata amount based on his employment during the applicable restriction period, (ii) as to his performance shares for the 2017-2019 performance period, Mr. Verrier will be entitled to vest in the full number of performance shares earned, based on achievement of the applicable performance goals, following the end of the performance period, and (iii) as to his performance shares for the 2018-2020 performance period, Mr. Verrier will be entitled to vest in a pro rata amount of the number of performance shares earned, based on achievement of the applicable performance goals, following the end of the performance period, with the pro rata amount based on his employment during the performance period.

In connection with his election as President and Chief Executive Officer, Mr. Lissalde’s annual base salary will increase to $1,100,000 effective August 1, 2018 and his target bonus opportunity under the Company’s Management Incentive Plan for the remaining portion of 2018 will increase to 125% of base salary effective August 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date:  June 7, 2018                                                                                    By:  /s/ Tonit M. Calaway
     Tonit M. Calaway
     Executive Vice President and Secretary